EXHIBIT 10.30
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March 29, 2005




Guy R. Friddell, III, Esquire
Executive Vice President and General Counsel
Landmark Communications, Inc.
150 W. Brambleton Avenue
Norfolk, Virginia 23510


Re: Loan (the "Loan") by Landmark Communications, Inc. ("Landmark") pursuant to that certain Amended and Restated Senior Secured Loan and Security Agreement dated July 30, 2001, as amended (the "Loan Agreement") and that certain Senior Secured Note dated July 30, 2001 (the "Note," and together with the Loan Agreement, the "Loan Documents")


Dear Rusty:

      As you know, shortly after Landmark made the Loan to CoolSavings, Inc. ("we" or the "Company"), we disclosed to Landmark through exceptions schedules to Borrower's Certificates several defaults by the Company under the Loan Documents (the "Disclosed Defaults"). As a result, Landmark has the right to demand immediate repayment of the Loan. Because of a cross-default provision in the Company's certificate of incorporation (the "Charter"), Landmark's affiliate, Landmark Ventures VII, LLC, also has the right to make a Redemption Request under the Charter with respect to all of its Series B Convertible Preferred Stock.

      As an accommodation to the Company, we hereby request that during the period from the date hereof to April 1, 2006 (such period, the "Forbearance Period"), Landmark will suspend its right to use any of the Disclosed Defaults as a basis for demanding immediate repayment of the Loan or making a Redemption Request (the "Forbearance Accommodation").

      This will confirm our mutual understanding that the Forbearance Accommodation (i) shall not constitute a waiver by you of your right to exercise rights and remedies based on the Disclosed Defaults after the expiration of the Forbearance Period and (ii) shall not constitute a waiver of your right at any time to exercise any of your other rights or remedies under the Loan Documents or the Charter generally (it is our understanding, however, that there are not presently any defaults, other than the Disclosed Defaults, that give Landmark the right to demand immediate repayment of the Loan or to make a Redemption Request). This will further confirm that during the Forbearance Period interest shall continue to accrue under the Note and dividends shall continue to accrue on the Series B Convertible Preferred Stock (and be payable in accordance with the terms of the Charter).

      Please countersign this letter to confirm your agreement to make the Forbearance Accommodation.

      To induce you to make the Forbearance Accommodation, we hereby reaffirm all of the Company's obligations to Landmark and Landmark Ventures VII, LLC under the Loan Documents and Charter.



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      Thank you for your consideration of this request.



                              Very truly yours,


                              /s/ Matthew Moog
                              -----------------------
                              Matthew Moog
                              President and CEO


SEEN AND AGREED:

Landmark Communications, Inc.


By:   /s/ Guy R. Friddell, III
      --------------------------------

      Name:   Guy R. Friddell, III
            --------------------------

      Title:  Executive Vice President
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